Exhibit 99.1

                PFIZER INC THIRD-QUARTER 2005 PERFORMANCE REPORT

  Pfizer Achieves Third-Quarter Revenue of $12.189 Billion, Reported Net Income
                     of $1.589 Billion, Reported Diluted EPS
                  of $.22, Adjusted Income* of $3.811 Billion,
                          Adjusted Diluted EPS* of $.51

                                       ---

      New-Product Pipeline Continues to Advance with U.S. Launches of Zmax, Revatio, and Lyrica; Positive Regulatory Recommendation of Macugen in Europe; Acquisition of Vicuron Pharmaceuticals; Receipt of FDA Approvable Letter for
     Dalbavancin; FDA Advisory Panel Recommendation and Positive Opinion by European Regulators on Exubera; U.S. and E.U. Filings of Sutent; Completion
                  of Phase III Clinical Program for Varenicline

                                       ---

                    Company Making Substantial Progress with
"Adapting to Scale" Initiative, Most Organizational Decisions Have Already Been
              Announced or Will Be Announced During Next Few Months

                                       ---

  Pfizer Now Forecasts 2005 Adjusted Diluted EPS* of $1.92-$1.94, 2005 Reported Diluted EPS of $1.02-$1.04, Will Now Provide New Forward-Looking Guidance Early
                                    Next Year

    NEW YORK, Oct. 20 /PRNewswire-FirstCall/ -- Pfizer today reported financial results for the third quarter of 2005.

    "The third quarter of 2005 was characterized by both accomplishments and challenges," said Hank McKinnell, chairman and chief executive officer. "While 2005 revenues have been reduced by the loss of exclusivity of certain major products and by lower sales of the selective COX-2 inhibitors, the remainder of Pfizer's product portfolio in aggregate continues to grow strongly. And the next generation of Pfizer medications continues to advance, with a number of U.S. launches, positive regulatory reviews, U.S. and E.U. filings of Sutent, and the completion of the Phase III clinical program for varenicline.

    "Revenues in the third quarter of 2005 reflected lower prescription growth and increased competition in key therapeutic markets in the U.S., such as the lipid-lowering market, where the rate of growth in the third quarter declined significantly versus the first half of the year; and the erectile-dysfunction market, which has been in decline compared to 2004. The effects of these considerations are expected to temper fourth-quarter revenues as well. As a result, Pfizer now expects full-year 2005 adjusted diluted earnings per share* of $1.92-$1.94 and full-year 2005 reported diluted EPS of $1.02-$1.04. We are evaluating our financial prospects for 2006 and 2007 in light of current and anticipated business conditions and are withdrawing our prior guidance for those years at this time. We plan to provide new guidance early next year, after we have completed our annual planning process.

    "Pfizer is making considerable progress in implementing our Adapting to Scale productivity initiative. As an example, September marked the on-schedule completion of an initiative designed to increase the efficiency of our U.S. Human Health field force through stronger alignment with our customers. While the training requirements and territory-alignment efforts tempered revenue performance during the quarter, the positive longer-term impact of this initiative can already be seen in the promising early returns from the Lyrica introduction in the U.S. With this initiative and many more like it already underway, we are ahead of our target for 2005 cost savings and now expect more than $600 million of savings in the current year. Most organizational decisions from this initiative have been announced or will be made and announced during the next few months. As a transforming process, Adapting to Scale will bring significant changes, and we are committed to making those changes in keeping with our company's values."

    Pfizer revenues for the third quarter of 2005 declined 5 percent to $12.189 billion, compared to the third quarter of 2004. The Company's Human Health business generated revenues of $10.552 billion, down 7 percent from the third quarter of 2004. Quarterly revenues of Pfizer's Consumer Healthcare business were $921 million, up 8 percent, compared to the third quarter of 2004. Pfizer's Animal Health revenues increased 6 percent to $503 million in the third quarter of 2005.

    Reported third-quarter 2005 net income of $1.589 billion and reported diluted earnings per share of $.22 included $1.963 billion ($.26 per share) of purchase accounting adjustments for acquisitions, which includes non-cash intangible amortization charges, as well as $1.390 billion ($.19 per share) of in-process R&D charges relating to the acquisition of Vicuron Pharmaceuticals; merger-related costs of $67 million ($.01 per share); and certain significant items representing charges of $179 million ($.02 per share), mainly related to the new Adapting to Scale productivity initiative, all on an after-tax basis. Excluding these items and the impact of discontinued operations of $13 million, adjusted income* in the third quarter of 2005 decreased 8 percent relative to the same period in 2004 to $3.811 billion, and adjusted diluted EPS* in the third quarter of 2005 decreased 7 percent to $.51, compared to the same period in 2004.

                    Pfizer Human Health Focused on Maximizing
                 In-Line Performance and Launching New Medicines

    In aggregate, Pfizer Human Health continued to show solid performance in our core products in the third quarter of 2005 and year-to-date. However, overall performance was adversely affected by a number of factors, notably the loss of exclusivity of key products and by regulatory actions on the selective COX-2 inhibitors and other nonspecific NSAID products. These actions have resulted in a significant decline in prescription volume in the arthritis market.

    Pfizer Human Health worldwide revenues declined 7 percent in the third quarter of 2005 compared to the third quarter in 2004 and 1 percent year-to-date. In the U.S., Human Health revenues declined 15 percent in the third quarter of 2005 compared to the third quarter of 2004 and 9 percent year-to-date. The loss of exclusivity on key products (primarily Neurontin) has resulted in a decline in third-quarter worldwide revenues of approximately $800 million and year-to-date worldwide revenues of approximately $2.4 billion in comparison to the same periods in the prior year. The regulatory actions relating to Celebrex and the suspension of sales of Bextra have contributed to an additional decline in third-quarter 2005 selective COX-2 inhibitor worldwide revenues of $754 million (down 67 percent) and year-to-date selective COX-2 inhibitor worldwide revenues of $2.0 billion (down 62 percent) in comparison to the same periods in the prior year.

    The third quarter of 2005 was also impacted by the overall market decline for branded prescriptions in the U.S. U.S. branded prescriptions declined 3 percent in the third quarter of 2005 relative to the third quarter of 2004. The third quarter of 2005 also exhibited a significant change in growth trends relative to the first half of the year in a number of U.S. therapeutic markets. Examples include the lipid-lowering market, where total prescriptions grew 10 percent in the third quarter versus 14 percent in the first half of 2005, and the erectile-dysfunction market, with total prescriptions declining 7 percent in the third quarter versus zero growth in the first half of 2005.

    A number of positive factors have also affected overall performance, as demonstrated by the strong growth of our core products in aggregate. Excluding the selective COX-2 inhibitors and products that have recently lost exclusivity, Human Health adjusted revenues + grew 9 percent in the third quarter of 2005 on a worldwide basis and 7 percent in the U.S. compared to the third quarter in 2004. Year-to-date, on the same basis, Human Health adjusted revenues+ grew 15 percent worldwide and 16 percent in the U.S. compared to last year. Many of Pfizer's top products exhibited strong year-to-date growth worldwide, including Lipitor (up 16 percent), Norvasc (up 8 percent), Zithromax (up 38 percent), Zyrtec (up 10 percent), Xalatan/Xalacom (up 16 percent), Detrol/Detrol LA (up 14 percent), Camptosar (up 85 percent, benefiting from recent acquisition rights in Europe), Aromasin (up 88 percent), Relpax (up 49 percent), Zyvox (up 38 percent), Geodon (up 33 percent), and Vfend (up 40 percent).

                        New Opportunities to Drive Growth

    "We continue to advance our next generation of major medicines," said Karen Katen, vice chairman and president of Pfizer Human Health. "The successful launches of Lyrica, Macugen, Zmax, and Revatio and the regulatory advance of product candidates Sutent, Exubera, anidulafungin, and dalbavancin are part of our strategies focused on restoring growth."

    This quarter, Pfizer passed numerous major regulatory and launch milestones that are expected to drive future commercial success. The September launch of Lyrica in the U.S., Canada, and Italy made it the first new medication in recent years for epilepsy and two of the most common forms of nerve pain, post-herpetic neuralgia and diabetic peripheral neuropathy.

    First launched one year ago in Germany and the U.K., Lyrica is now approved in more than 50 countries and is currently available in more than 25 markets. It has been one of the most successful launches in European history, and Pfizer expects to extend that performance in the newly launched markets. Market penetration has been rapid; after one full year of Lyrica sales, Germany and the U.K. posted Lyrica sales shares of 14.2 percent and 9.5 percent, respectively (anti-epileptic drug market), surpassing those of many established competitors in both countries.

    Within the U.S., Lyrica has broad formulary acceptance, with 75 percent of patients covered through national HMO and PBM plans. Approximately 80 percent of U.S. pharmacies had stocked Lyrica by the end of September. Initial U.S. market data suggest a strong uptake for Lyrica, with more than 50,000 new prescriptions since introduction. Clinical evidence for Lyrica also continues to grow, with the September edition of Epilepsia focused on the medication's lack of interactions with other drugs. Additionally, at the August meeting of the International Epilepsy Congress, data from an independently conducted meta-analysis showed Lyrica to be among the best in class for treatment of drug-resistant epilepsy.

    Macugen, a medication developed in collaboration with Eyetech Pharmaceuticals, is off to a strong start since its January launch in the U.S. and September launch in Canada. It has been approved for sale in Brazil, and the European Committee for Medicinal Products in Human Use adopted a positive opinion recommending marketing authorization of Macugen to treat neovascular
(wet) age-related macular degeneration (AMD). Pfizer anticipates the European Commission will grant marketing authorization for Macugen by the end of 2005. Macugen helps slow vision loss in patients suffering from neovascular AMD regardless of lesion subtype or size. A recent tracking study shows that 74 percent of all retina-treating ophthalmologists in the U.S. have administered Macugen to their patients with AMD, allowing Macugen to serve more than one-third of newly diagnosed patients, initiating from all subtypes of neovascular AMD. The exploratory analyses of the VISION study suggest that treatment with Macugen 0.3 mg may provide better results in patients with early-stage neovascular AMD compared to the overall VISION study population. Medicare now covers Macugen in all 50 states, all according to the broad FDA label without restrictions.

    Pfizer continues to make important advances in new anti-infective medications, which are increasingly important in the fight against bacterial resistance. Zithromax, which loses its composition of matter patent in the U.S. in November 2005, remained the number-one prescribed oral antibiotic during the third quarter of 2005, despite the end of active sales promotion in July, when the U.S. sales force began promoting Zmax, a single-dose, sustained-release form of azithromycin. Zmax has surpassed all other recent antibiotic introductions (including line extensions) in prescription volume at week 10 since April 2000, even though the Zmax launch occurred in the summer, before the beginning of the respiratory season. Single-dose Zmax delivers higher azithromycin serum concentrations during the first 24 hours than Zithromax, demonstrating a clear benefit of the new medication. A supplemental Marketing Authorization Application (MAA) for Zmax was approved in Europe in September 2005.

    Revatio is off to a solid start following its U.S. June approval by the FDA to treat adult pulmonary arterial hypertension (PAH), a rare and deadly vascular condition. The MAA was approved in the E.U. in July. The approvals for this indication followed a six-year clinical development program for PAH, demonstrating Pfizer's commitment to treating diseases that are rare, but deadly, regardless of commercial potential.

                          In-Line Portfolio Highlights

    The Pfizer in-line portfolio remains strong worldwide, with seven of Pfizer's top ten medications showing growth in the third quarter of 2005 over the same period in the previous year. On a year-to-date basis, through the first nine months of 2005, nine of Pfizer's ten top-selling medications show growth over the same period in the previous year. Six of these ten show double-digit year-to-date growth.

    With almost $2.9 billion of worldwide revenues in the third quarter of 2005 (up 6 percent), Lipitor remains the world's best-selling medication. Last week's victory with respect to the primary Lipitor patent in the U.K. patent litigation case helps preserve this position. In our international markets, Lipitor showed revenue growth of 14 percent in the third quarter of 2005, compared to the third quarter of 2004.

    In the U.S., Lipitor revenues grew 1 percent in the third quarter of 2005, compared to the third quarter of 2004. This performance reflects an unexpectedly rapid slowdown in the U.S. lipid-lowering market as a whole and marginal Lipitor prescription share erosion during the quarter of one percentage point. Evidence of the substantial lipid-market deceleration can be seen in category new-prescription growth rates for the third quarter of 8 percent versus first-half growth of 17 percent, representing more than a 50-percent drop from robust trends exhibited during the first six months of this year. Despite this market slowdown, Lipitor still accounts for more than 40 percent of all lipid-lowering prescriptions, a 26.4-percent advantage versus its next nearest competitor.

    We believe that Lipitor is poised for further growth fueled by newly emergent outcomes data, which once again confirm Lipitor's outstanding ability to reduce morbidity associated with cardiovascular disease. These data demonstrate Lipitor's early and profound ability to reduce myocardial infarction and stroke across a variety of patient types with varying levels of cardiovascular risk. We believe that these new data will support renewed growth for Lipitor. These data will also be prominently featured in upcoming physician and consumer branded and unbranded promotion beginning this quarter.

    Last month, the FDA approved Lipitor use to reduce the risk of stroke and myocardial infarction in patients with type 2 diabetes. The FDA's decision was based on the findings of the Collaborative Atorvastatin Diabetes Study (CARDS), a landmark trial of more than 2,800 patients with type 2 diabetes, near-normal cholesterol, and at least one other risk factor, such as high blood pressure or smoking. CARDS showed that patients using Lipitor experienced 48 percent fewer strokes than those on placebo. The CARDS study's steering committee stopped the trial nearly two years earlier than planned because of the clinical benefits among patients who took Lipitor.

    In addition, the FDA expanded the Lipitor label to include data on the reduction in the incidence of stroke in patients with multiple risk factors, as shown in the Anglo-Scandinavian Cardiac Outcomes Trial (ASCOT) clinical trial. The ASCOT trial found that Lipitor reduced the relative risk of stroke by 26 percent compared to placebo. The study involved people with normal or borderline cholesterol and no prior history of heart disease with controlled high blood pressure and at least three other risk factors for heart disease, such as family history, age over 55, smoking, diabetes, and obesity. Patients with multiple risk factors, including diabetes, face a greater threat of heart attack and stroke. Reducing their risk of such cardiovascular events is extremely important. Pfizer will work with physicians and patients to ensure that the burden of stroke is reduced in patients with diabetes through the use of Lipitor as a powerful tool in this battle.

    Despite loss of patent exclusivity in much of Europe, Norvasc growth in the U.S. continues to anchor its performance. Worldwide, Norvasc has delivered another billion-dollar quarter, with revenues up 9 percent in the third quarter of 2005, compared to the third quarter of 2004. August 2005 year-to-date U.S. new-prescription share (up 8 percent) and total-prescription share growth (up 7 percent) continue to outpace growth of the U.S. cardiovascular market as a whole (new-prescription share up 6 percent and total-prescription share up 5 percent compared to last year).

    Caduet is expected to benefit from the new indications for Norvasc and Lipitor. In late September, the FDA approved Norvasc for use in reducing the risk of hospitalization due to angina and for reducing the risk of a coronary revascularization procedure for patients with recent angiographically documented coronary artery disease and without heart failure. Since Caduet combines Lipitor to treat high cholesterol and Norvasc to treat high blood pressure, this new indication will likely apply to Caduet as well. Additionally, the first E.U. filing for Caduet was approved in France, the reference member state. Pfizer is pursuing E.U. approvals through the mutual recognition process.

    With more than a 63 percent share of the U.S. market year-to-date through August, Viagra continues to lead the erectile-dysfunction market, even as the entire market sales were down for the period. In addition, Viagra also faces aggressive competition from other global brands. Year-to-date 2005 Viagra sales are ahead 1 percent worldwide over last year, and third-quarter 2005 sales are down 4 percent from the same period last year. Pfizer plans to introduce new branded advertising compliant with our DTC code to highlight the unique clinical profile for Viagra, as well as new unbranded advertising to address the needs of potential new patients who may be hesitant to try any medication for erectile dysfunction.

    In September 2005, with full implementation of revised labeling, Pfizer began to focus renewed attention on Celebrex, with the goal of making the pain reliever available to increased numbers of patients. Celebrex is supported by a large body of scientific and clinical-trial evidence of efficacy and safety accumulated over 10 years in more than 40,000 patients worldwide. In fact, in July, the FDA approved a sixth indication for Celebrex -- ankylosing spondylitis -- a form of spinal arthritis that affects more than one million people in the U.S. Pfizer continues to encourage arthritis and pain patients -- and their physicians -- to discuss the available data on the benefits and risks of whichever pain medication they choose. Pfizer strongly believes that Celebrex will continue to be an important treatment option for patients suffering from acute pain, menstrual pain, or pain from osteoarthritis, adult rheumatoid arthritis, ankylosing spondylitis, and familial adenomatous polyposis, a rare condition that leads to colon cancer.

    The Pfizer oncology portfolio demonstrated strong growth in the third quarter of 2005 (up 38 percent) and over the first nine months of 2005 (up 43 percent) compared to the same periods in 2004. This growth is driven by both organic product growth and our acquisition of broadened Camptosar rights in Europe and Asia. Among current oncology medications, the National Comprehensive Cancer Network, an alliance of 19 of the world's leading cancer centers, has issued guidelines recommending Camptosar as an option across all lines of treatment.

    Aromasin has recently received European Mutual Recognition Procedure approval for a new indication, adjuvant treatment of estrogen-receptor-positive invasive early breast cancer, following two to three years of initial adjuvant therapy with tamoxifen for post-menopausal women. Pfizer also received FDA approval to market Aromasin for adjuvant treatment of post-menopausal women with estrogen-receptor-positive early breast cancer following two to three years of tamoxifen therapy, for a combined total of five consecutive years of adjuvant hormonal therapy. Both approvals were based on the Intergroup Exemestane Study, published in the New England Journal of Medicine, which established the superiority of switching to Aromasin rather than remaining on tamoxifen. The study showed that patients who switched to Aromasin after two to three years of tamoxifen (for a combined total of five years of therapy) had 31 percent fewer incidents of cancer recurrence than those who remained on five years of tamoxifen therapy. Aromasin is currently available in more than 50 countries.

    With revenues of $148 million in the third quarter of 2005, Geodon hit an all-time U.S. total-prescription share high of 6 percent in the third quarter and is now the second-fastest-growing atypical anti-psychotic medication. In international markets, Geodon showed revenue growth of 22 percent in the third quarter of 2005, compared to the third quarter of 2004. Following a successful U.S. launch for acute bipolar mania and mixed episodes in August 2004, Geodon use is up 68 percent for bipolar disorder and up 4 percent for schizophrenia (for the twelve months ending August 2005 versus the same period ending August
2004). The Clinical Antipsychotic Trials of Intervention Effectiveness (CATIE) schizophrenia study, supported by the National Institute of Mental Health and recently published in the New England Journal of Medicine, confirms that Geodon is an effective anti-psychotic and is less likely to worsen weight, lipids, and glucose metabolism than other agents. In fact, Geodon was associated with some improvement in these parameters. These findings are noteworthy because of the higher prevalence of metabolic issues among patients with schizophrenia and are consistent with previous Pfizer-sponsored clinical trials involving Geodon. Geodon has achieved favorable formulary positions with many important insurers, and it now surpasses Abilify in tier-2 commercial lives covered.

    Year-to-date 2005 revenues for Relpax are $170 million, representing sales growth of more than 49 percent, compared to the first nine months of 2004. New-prescription volume in the U.S. in August was up 41 percent over the previous year, and Relpax hit an all-time total-prescription high in the first week of September. In international markets, Relpax showed revenue growth in the third quarter of 2005 of 27 percent, compared to the same period last year. Relpax market share is expected to further increase, based on clinical studies showing its superiority over other triptans and education to reach the 80 percent of migraine patients who say they are willing to try a new medication.

                   New Medicine Pipeline Continues to Advance

    "With approximately 230 projects in development, the Pfizer new-candidate pipeline remains robust and continues to mark important regulatory milestones," said Dr. John LaMattina, president of Pfizer Global Research and Development.

    An NDA for Sutent, a novel multi-targeted oral compound for treatment of metastatic renal cell carcinoma (mRCC) and malignant gastrointestinal stromal tumors (GIST), was submitted to the FDA on August 10. The FDA has accepted this submission and granted Sutent priority-review status for this important cancer therapy. Priority designation allows for an expedited review of the NDA filing and is intended for product candidates that may provide a significant improvement compared to marketed products. An MAA for Sutent was also submitted to European regulatory authorities during the quarter.

    On September 8, 2005, an FDA advisory committee voted to support approval of Pfizer's inhaled insulin drug candidate Exubera for the treatment of type 1 and type 2 diabetes. While the FDA usually follows the advice of its advisory committees, it is not obligated to do so. Additionally, on October 13, 2005, the Committee for Medicinal Products for Human Use of the European Medicines Evaluation Agency issued a positive opinion on Exubera, recommending that a Marketing Authorization be granted. The European Commission is expected to act upon that recommendation early next year (January).

    Significant data support Exubera as a vital potential new treatment. A study presented at the annual meeting of the European Association for the Study of Diabetes in September 2005 showed that Exubera is well tolerated and as effective as injectable, rapid-acting insulin in achieving improved glycemic control in patients with type 1 diabetes. Just this month, a study published in the Annals of Internal Medicine investigated use of Exubera among type 2 diabetes patients who are failing to achieve blood-glucose control with oral-agent therapy. Many patients with type 2 diabetes take oral agents as their sole treatment and, as in this study, are not at treatment goals. Many are not at goal because they have not been offered, or have been unwilling to accept, insulin treatment. This study showed that Exubera in addition to, or in place of, treatment with oral agents improved blood-sugar control better than treatment with oral agents alone. In this study, a significantly higher percentage of patients taking Exubera were able to achieve their treatment goal. There were no treatment-related discontinuations due to adverse events in any of the groups during the study. Additionally, pulmonary-function changes were comparable between groups. Another study showed that complications associated with diabetes account for as much as 15 percent of a nation's health budget and that more aggressive adoption of strict treatment goals and effective clinical decision-making strategies can help reduce this cost.

    Once approved by regulators here and around the world, Exubera will provide an important new insulin delivery modality for patients with type 1 and type 2 diabetes. This would be an important advance for the 16-17 million Americans who suffer from type 2 diabetes, particularly the two-thirds of whom have uncontrolled high blood-sugar levels. In Europe, approximately 22.5 million people suffer from diabetes, with type 2 diabetes accounting for 85 percent to 95 percent of all diagnosed cases. By allowing insulin to be inhaled, Exubera could help dramatically reduce the insulin-initiation hurdles that result from fear of injections and therefore keep millions of patients from attaining appropriate control of their glucose levels. Up to half of patients with type 2 diabetes who require insulin treatment decline it. Research shows that patients are three times more likely to follow a course of insulin treatment when an inhaled option is available. Exubera is being developed in partnership with sanofi-aventis and Nektar Therapeutics.

    On September 14, 2005, Pfizer completed the acquisition of Vicuron Pharmaceuticals. Anidulafungin, one of the key products acquired in the Vicuron acquisition, is a novel, broad-spectrum antifungal agent of the echinocandin class that is currently under review by the FDA. The filing for the treatment of candidemia/invasive candidiasis has been granted priority-review classification. In a Phase III trial, anidulafungin demonstrated clinical efficacy greater than fluconazole, including in disease due to Candida glabrata, with a comparable safety profile in the treatment of candidemia/invasive candidiasis. Pfizer is currently assessing the potential of anidulafungin in treating additional patient populations.

    The FDA has designated as approvable the NDA for dalbavancin, a new injectable antibiotic to treat Gram-positive infections also acquired in the Vicuron acquisition. We anticipate a rapid and successful resolution of outstanding issues to allow final NDA approval in the coming months. The addition of these two medications would broaden Pfizer's existing portfolio of anti-infectives, where the company has a long history of providing patients and physicians with life-saving medicines.

    In addition to these key milestones, several other key submissions, filings, and approvals were achieved during the third quarter.

    The Phase III development program is complete for varenicline, an innovative treatment for smoking cessation. Data are being prepared for global registrations and will be presented at November's American Heart Association meeting. Earlier data showed that varenicline represented an advance over existing prescription smoking-cessation treatments. In two Phase II trials evaluating the efficacy, safety, and tolerability of different doses of varenicline in healthy smokers, about half the smokers treated with varenicline (1 mg daily) stopped smoking.

    It is estimated that 1.25 billion people smoke worldwide and that nearly 5 million premature deaths every year can be attributed to smoking. Even though 70 percent of smokers report thinking of quitting or actively want to quit, no more than 5 percent of patients can quit on their own due to the chronic, relapsing nature of this addictive medical condition. Varenicline was designed to selectively target certain receptors in the brain to reduce craving and withdrawal symptoms, as well as block the rewards from smoking that perpetuate dependence. Pfizer plans to submit the NDA for varenicline by the end of 2005.

    The NDA for indiplon modified-release formulation, our novel product candidate for insomnia, was submitted to the FDA in May 2005 and was accepted for filing by the agency. A standard review cycle is anticipated. The immediate-release formulation is also under active regulatory review.

    The FDA has granted fast-track designation for the clinical-development program for maraviroc, a new anti-viral therapy that has been shown to be active against HIV strains that are resistant to the current classes of antiretroviral agents. Maraviroc represents a mechanistically unprecedented approach to combating HIV disease. An independent data safety monitoring board (DSMB) reviews maraviroc clinical-trial data on an ongoing basis. The group met in July and September of 2005 to review patient data from the Phase IIb/III program. The DSMB recommended that four of the Phase IIb/III clinical studies in antiretroviral-naive and antiretroviral-experienced patients continue as currently designed following a comprehensive review of efficacy, safety, and laboratory data (including hepatic-enzyme abnormalities). Maraviroc clinical trials have been ongoing since November 2004, with more than 1,000 patients enrolled, and a portion of patients have now received more then 24 weeks of therapy. Based on the results so far, enrollment in the European clinical trials is likely to increase.

    Pfizer continues to build its R&D capabilities. In addition to the acquisition of Vicuron Pharmaceuticals during the third quarter, Pfizer also completed the purchase of BioRen, a privately held company specializing in technologies for optimizing antibodies. The ability to use and develop these technologies will help Pfizer identify new antibody leads and improve the properties of antibodies currently in development.

    "Pfizer has a strong track record of augmenting our internal product portfolio with external opportunities," said LaMattina. "The recent acquisition of Vicuron Pharmaceuticals is one more demonstration of this approach. In the recent past, Pfizer has acquired companies with innovative technologies and exciting product candidates, such as Esperion, Idun, Angiosyn, and Meridica, and has entered into collaborations with Medarex, Rigel, and Coley. The company will continue to identify external opportunities that enhance our own research."

    Through targeted acquisition, licensing, and internal development, Pfizer research and development is replenishing the commercial portfolio. With the completion of the Sutent filing, Pfizer is now eighty percent of the way to achieving the unprecedented goal of filing 20 NDAs in the five-year period ending in 2006.

         Streamlining Our Business to Improve Performance and Efficiency

    "Pfizer is leveraging its scale and strengths to maximize the value of current products; discover, develop, and deliver new products; and explore new ways to create value," said David Shedlarz and Karen Katen, vice chairmen, who are co-leading the Adapting to Scale (AtS) productivity initiative for the company. "To facilitate this process, Adapting to Scale seeks to unburden and streamline the organization, generating $4 billion in estimated annual cost savings by 2008 and an enhanced ability to fund key investments. Adapting to Scale spans all functions, processes, and geographies. Beyond the initial savings goals, it is intended to have a lasting impact by instilling fundamental change in how we do business and by strengthening a culture of continuous improvement.

    "The initiative is proceeding very well -- driven by colleague suggestions, creativity, and hard work. Action plans have been formulated, and we have now moved aggressively into the implementation phase. Most organizational decisions from Adapting to Scale have been announced or will be finalized and announced during the next few months. With this rapid implementation plan, Pfizer can focus on growing its business."

    Examples of AtS initiatives include the following:

    - In July, Pfizer Global Research and Development (PGRD) announced organizational changes to increase efficiency and effectiveness in bringing new therapies to patients in need while reducing the cost of research and development. PGRD is being reorganized into eleven therapeutic categories -- cardiovascular, metabolic, and endocrine; central nervous system; inflammation; allergy and respiratory; infectious diseases; pain; gastrointestinal and hepatitis; oncology; urology and sexual health; ophthalmology; and dermatology. Each therapeutic area will have three team leaders -- a research leader for compounds not yet in human testing, a development leader for compounds in human testing not yet marketed, and a commercial leader for marketed compounds. Discovery Research will retain its existing structure of six drug-candidate-producing sites. Development will move toward single sites for most therapeutic areas.

    - Pfizer Global Manufacturing is optimizing its network to ensure the company's manufacturing facilities are aligned with current and future product needs. This initiative, which began in 2003 in connection with the Pharmacia acquisition, is continuing under Adapting to Scale. In the last few months, Pfizer announced the cessation of operations of facilities in Corby, U.K.; and Orangeville, Canada. We also determined that the Augusta, GA, plant will be closed. A significant downsizing was announced in Lincoln, NE, and restructuring was announced in Groton, CT; Lititz, PA; and Inchera and Little Island, Ireland. The restructuring of the Puerto Rico operations will continue, with employment reduction at Barceloneta and Arecibo to occur later this year in anticipation of cessation of operations at the Arecibo plant in the next few years. The sale of the Cruce Davila plant is also being pursued. Since 2003, Pfizer has announced plans to reduce the number of plants in its global network by more than 25 percent. These initiatives will continue to further enhance the organization's efficiency.

    - Pfizer Global Pharmaceuticals has implemented changes to improve effectiveness and efficiency, largely by strengthening customer focus. We completed a major reorganization of the U.S. field force on schedule, reshaping the management structure to be more responsive to commercial trends as the Medicare Modernization Act takes effect, and driving greater sales-force accountability in preparation for the upcoming launch of new medicines. We are implementing realignment of European marketing teams and initiatives designed to improve the effectiveness of our field force in Japan.

    - Pfizer Consumer Healthcare has eliminated select contract sales forces in North America, reduced its advertising-agency expenditures through lowered fee structures and ongoing agency consolidation around the world, and reduced its market-research investment on certain small and/or low-growth brands and increased value by better leveraging research across the business.

    - Pfizer Animal Health has taken several organizational steps, including consolidation of its veterinary medicine research and development organization, redeployment of global marketing personnel into regional operations, and reorganization of U.S. operations into separate livestock and companion-animal units.

    - Initiatives across corporate staff functions are directed to improving focus, reducing complexity, and capturing the advantages of our global presence. Savings in purchase of goods and services is a key component of Adapting to Scale, with a focus on many functions, including information technology, facilities, marketing, and professional services. Our goal is to achieve maximum value from our supplier relationships and to gain efficiency through process standardization to help to unburden these organizations. In our financial function, we are moving towards a significantly increased use of shared services to enable our colleagues in the markets to focus on value-added, customer- facing decision support roles while more straightforward transactional processes are consolidated into regional centers and, where possible, low-cost vendors. In information technology, standardization of the technical infrastructure and rationalization of the applications portfolio continue according to plan. More efficient and automated data-center facilities have become operational in North America. Application retirement and migration to lower-cost platforms is underway. The number of application-support vendors is being reduced, and lower-cost support contracts have been negotiated. Significant initiatives are also under way in our legal, human resources, and other functions.

    During 2005, we anticipate that cost savings from our new productivity initiative will exceed $600 million, greater than previously forecasted, mainly attributable to the Human Health business. These cost savings will accelerate over the following three years, with about $2 billion in savings targeted for 2006, about $3.5 billion in 2007, and about $4 billion upon completion in 2008. Savings will be realized in procurement, operating expenses, and facilities, among other sources. The company expects that the cost of implementing this initiative through 2008 will be approximately $4 billion to $5 billion.

                          Leveraging Financial Strength

    "Pfizer is actively employing its strong positive cash flow for the long-term interests of shareholders," said David Shedlarz, vice chairman. "The company is both investing aggressively in promising new business and product opportunities and returning cash to shareholders through growing dividends. Pfizer has paid an increasing dividend every year for 38 years. Our current quarterly dividend of 19 cents per share continues the company's commitment to return value to shareholders. By year-end, we will have repatriated nearly $37 billion in foreign earnings, thereby enhancing our balance-sheet flexibility.

    "The company has purchased nearly 126 million shares of common stock, valued at $3.4 billion, during 2005," Mr. Shedlarz concluded. "During the third quarter, purchases of common stock were reduced due to competing uses of cash, including the Vicuron acquisition. Pfizer remains committed to completing our currently authorized $5 billion share-purchase program."

    "Third-quarter revenue performance reflects a 5-percent decline from last year," said Alan Levin, chief financial officer. "Cost of sales continues to remain under pressure this year, reflecting lower production volumes and changes in our geographic, product, and segment mix, among other factors. Selling, informational and administrative expenditures and research and development expenditures, in the aggregate, declined by 4 percent during the quarter, reflecting the accelerated impact of the company's Adapting to Scale efforts and reduced operating expenses. As a result of the change in the product and geographic mix of our income, we now forecast an effective tax rate on adjusted income* of 22.3 percent versus the previous expectation of 23.0 percent for the full year; third-quarter results reflect the year-to-date impact of this reduction.

    "For the full year, we continue to project a modest decline in revenues, compared to 2004, although a somewhat larger decline than previously anticipated, reflecting lower U.S. Human Health revenues. We now forecast R&D expenditures of about $7.6 billion this year. At current exchange rates, we are now forecasting 2005 adjusted diluted EPS* of $1.92-$1.94. Reported diluted EPS in 2005 of $1.02-$1.04 is now anticipated, compared to a previous estimate of about $1.24, a change in large part due to in-process R&D charges relating to the Vicuron acquisition, as well as our reduced 2005 adjusted income* outlook. The forecasted adjusted* and reported diluted EPS ranges reflect the impact of a number of factors and uncertainties -- changes in prescription growth rates in key therapeutic markets and geographies; Adapting to Scale restructuring activities; the timing and rate of commercial acceptance of new-product launches; changes in the geographic, product, and segment mix of our revenues and income; changes in foreign exchange; the timing of regulatory actions; and other factors. Some of these factors and uncertainties may persist over the planning horizon. We are currently assessing these factors and other variables as part of our annual planning process and are now withdrawing our previously provided financial guidance for 2006 and 2007. We will provide forward-looking guidance after the completion of this process early next year," concluded
Mr. Levin.

                   Pfizer Prevails in U.K. Lipitor Patent Case

    On October 12, 2005, Pfizer prevailed in an important court decision in the U.K. involving the main patent protecting Lipitor, the world's most popular cholesterol-lowering medication. The U.K.'s High Court of Justice upheld the exclusivity of the main patent that covers atorvastatin, the active ingredient in Lipitor, until November 2011.

    "The favorable decision on the basic patent, if upheld on appeal, means that Lipitor is protected from generic competition by Ranbaxy in the U.K. for the full term of the patent," said Jeffrey Kindler, vice chairman and general counsel. "This is an important victory on behalf of medicine and innovation. The decision is consistent with the fundamental principle that patent laws exist to support and encourage medical innovators, not undermine them."

    The ruling is the result of a lawsuit brought by generic manufacturer Ranbaxy, Ltd., which challenged two patents protecting Lipitor. The court ruled that a second patent covering the calcium salt of atorvastatin is invalid. Since the calcium salt patent expires 16 months before the basic patent, this decision on the calcium salt patent has no commercial relevance in the U.K. Pfizer intends to appeal this decision on the calcium salt patent.

    The U.S. case regarding Ranbaxy's challenge to Pfizer's patents for Lipitor has been fully briefed and argued and is awaiting a decision. The U.K. decision has no legal bearing on that case. The U.S. court will make its decision based on U.S. law.

                  Pfizer Supports Efforts to Expand Drug Access
                  Through Rollout of Medicare Modernization Act

    Pfizer continues to support initiatives around the implementation of the Medicare Modernization Act (MMA), which represents an important step in providing innovative medicines to older and disabled Americans.

    "The objectives of MMA to offer plan choice and broad access to medicines through competition are being fulfilled," said Jeffrey Kindler, vice chairman and general counsel, and Pat Kelly, president, U.S. Pharmaceuticals. "For example, there are multiple plans available in every region in the country. As a result, beneficiaries have many choices in determining which plan is best for them. Because of the competition, beneficiaries will be paying lower costs, $32 for the average monthly premium compared with earlier estimates of $37. Many plans will be available at even lower costs, and nearly all beneficiaries will have access to plans that cost $20 or less. We expect the plans will provide generally broad access to medicines, including Pfizer's portfolio of innovative products.

    "To help build public understanding, we are partnering with community-based organizations to provide information to beneficiaries and their families," Mr. Kindler concluded. "We are also participating in community events in virtually every state. Educational materials developed by Pfizer are being distributed through about half of the nation's pharmacies."

                       Hurricane/Earthquake Relief Efforts
                         Highlight Corporate Citizenship

    During the third quarter of 2005, Pfizer made substantial contributions to the relief and recovery efforts in response to the destruction and dislocation caused to the people of the Gulf state region by Hurricanes Katrina and Rita and to victims of the earthquake that struck Pakistan and India.

    To date, Pfizer, its employees, and the Pfizer Foundation have provided nearly $9 million in cash donations to the hurricane relief effort, in addition to medicines and consumer and animal-health products. Contributions include:

    - Providing Pfizer medicines to patients at shelters and relief sites through Pfizer hospital partners in Baton Rouge, Houston, and Dallas, and ensuring that patients displaced by Katrina can obtain emergency supplies of their Pfizer medicines.

    - Dispatching three teams of Pfizer supply-chain experts to help local authorities organize and secure the supply of medicines in Louisiana, Mississippi, and Texas.

    - Offering up to 150 scientists from colleges and universities in the Gulf states the use of laboratory space at Pfizer's research and development sites in Michigan to continue important educational and scientific research.

    In response to the recent South Asian earthquake, Pfizer is offering immediate money, medicine, and expertise to ease the pain of survivors. Contributions include:

    - Donating $1 million in relief grants to UNICEF, the American Red Cross (which is supporting Pakistan's Red Crescent and India's Red Cross), and Save the Children -- all of which are active in the region.

    - Offering $5 million in medicines and healthcare products to relief organizations and setting up an expedited matching-gift process for colleagues who want to donate to earthquake relief.

               Pfizer Working to Benefit Patients and Shareholders

    "In these difficult times in the pharmaceutical industry, we at Pfizer are renewing our efforts to bring the best life-saving and life-enhancing medicines to the world's patients, while striving for solid financial returns for our shareholders," concluded Hank McKinnell. "As we strengthen our foundation for the future, I am especially proud of my fellow Pfizer colleagues and the talent, energy, and determination that they bring to their jobs every day."

    For additional details, please see the attached financial schedules, product revenue tables, and supplemental financial information.

    DISCLOSURE NOTICE: The information contained in this document and the attachments is as of October 20, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document or the attachments as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, and products in research that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the commercial potential of our products; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products; the impact of existing and future regulatory provisions on product exclusivity; trends toward managed care and health care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to integrate and to obtain the anticipated results and synergies from our acquisition of Pharmacia, and our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative. A further list and description of these risks, uncertainties and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in its reports on Forms 10-Q and 8-K.

    This document includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

    * "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS, excluding discontinued operations, purchase accounting adjustments, merger-related costs, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended July 3, 2005, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. A reconciliation to reported net income and reported diluted EPS is provided within this document. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

     + Human Health adjusted revenues are defined as total Human Health revenues excluding the revenues of selective COX-2 inhibitors and major products that have lost exclusivity in the U.S. since the beginning of 2004. See the table accompanying this Performance Report.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                   (UNAUDITED)
               (millions of dollars, except per common share data)

                                  Third Quarter                              Nine Months
                            ------------------------     % Incr./     ------------------------    % Incr./
                               2005          2004         (Decr.)        2005          2004        (Decr.)
                            ----------    ----------    ----------    ----------    ----------   ----------
Revenues                    $   12,189    $   12,831            (5)   $   37,705    $   37,593            -
Costs and expenses:
  Cost of sales                  1,908         1,640            16         6,180         5,185           19
  Selling,
   informational
   and administrative
   expenses                      3,931         4,036            (3)       12,242        12,227            -
  Research and
   development
   expenses                      1,783         1,888            (6)        5,421         5,356            1
  Amortization of
   intangible
   assets                          836           843            (1)        2,576         2,496            3
  Merger-related
   in-process
   research and
   development
   charges                       1,390             -             *         1,652           955           73
  Restructuring
   charges and
   merger-related
   costs                           307           190            62           796           726           10
  Other (income)/
   deductions--net                (163)          283             *           669           140          378
Income from continuing
 operations before
 provision for taxes
 on income and
 minority
 interests                       2,197         3,951           (44)        8,169        10,508          (22)
Provision for taxes
 on income                         591           650            (9)        2,815         2,040           38
Minority interests                   4             3            53             9             7           33
Income from
 continuing
 operations                      1,602         3,298           (51)        5,345         8,461          (37)
Discontinued
 operations:
  (Loss)/income
   from discontinued
   operations--net
   of tax                          (16)           (3)          518           (37)           27            *
  Gains on sales
   of discontinued
   operations--net
   of tax                            3            46           (93)           44            48           (8)
Discontinued
 operations--net
 of tax                            (13)           43             *             7            75          (91)
Net income                  $    1,589    $    3,341           (52)   $    5,352    $    8,536          (37)
Earnings per
 common share -
 Basic:
  Income from
   continuing
   operations               $     0.22    $     0.44           (50)   $     0.73    $     1.12          (35)
  Discontinued
   operations--net
   of tax                            -          0.01             *             -          0.01            *
  Net income                $     0.22    $     0.45           (51)   $     0.73    $     1.13          (35)
Earnings per common
 share - Diluted:
  Income from
   continuing
   operations               $     0.22    $     0.43           (49)   $     0.72    $     1.11          (35)
  Discontinued
   operations--net
   of tax                            -          0.01             *             -          0.01            *
  Net income                $     0.22    $     0.44           (50)   $     0.72    $     1.12          (36)
Weighted-average
 shares used to
 calculate earnings
 per common share:
  Basic                          7,333         7,501                       7,372         7,554
  Diluted                        7,382         7,569                       7,424         7,642

* Calculation not meaningful.
  Certain amounts and percentages may reflect rounding adjustments.

1. The above financial statement presents the three-month and nine-month periods ended October 2, 2005 and September 26, 2004. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 28, 2005 and August 22, 2004.
2. The financial results for the three-month and nine-month periods ended October 2, 2005 are not necessarily indicative of the results which ultimately might be achieved for the current year.
3. As required, the estimated value of Merger-related in-process research and development charges (IPR&D) is expensed at acquisition date. In 2005, we expensed $1.7 billion of IPR&D, of which $1.4 billion related to our acquisition of Vicuron Pharmaceuticals, Inc. in the third quarter and $250 million related to our acquisition of Idun Pharmaceuticals, Inc. in the second quarter. In 2004, we expensed $955 million of IPR&D, primarily related to our acquisition of Esperion Therapeutics, Inc. in the first quarter.
4. Other (income)/deductions--net in the first nine months of 2005 includes an impairment charge of $1.2 billion related to the developed technology rights and the write-off of machinery and equipment for Bextra, a COX-2-selective inhibitor. Other (income)/deductions--net in the third quarter and first nine months of 2004 includes a charge of $369 million in connection with certain litigation-related charges.
5. Provision for taxes on income in the first nine months of 2005 includes tax benefits associated with the resolution of certain tax positions and taxes on the repatriation of foreign earnings.

                       PFIZER INC AND SUBSIDIARY COMPANIES
    RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS PER
        SHARE TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

               (millions of dollars, except per common share data)

                                  Third Quarter                              Nine Months
                            ------------------------     % Incr./     ------------------------    % Incr./
                               2005          2004         (Decr.)        2005          2004        (Decr.)
                            ----------    ----------    ----------    ----------    ----------   ----------
Reported net
 income                     $    1,589    $    3,341           (52)   $    5,352    $    8,536          (37)
Purchase accounting
 adjustments--net
 of tax                          1,963           521           276         3,401         2,558           33
Merger-related
 costs--net of tax                  67           112           (40)          397           463          (14)
Discontinued
 operations--net
 of tax                             13           (43)            *            (7)          (75)         (91)
Certain significant
 items--net of tax                 179           229           (22)        2,092           269          678
Adjusted income             $    3,811    $    4,160            (8)   $   11,235    $   11,751           (4)
Reported diluted
 earnings per
 common share               $     0.22    $     0.44           (50)   $     0.72    $     1.12          (36)
Purchase accounting
 adjustments--net
 of tax                           0.26          0.08           225          0.46          0.33           39
Merger-related
 costs--net of tax                0.01          0.01             -          0.05          0.06          (17)
Discontinued
 operations--net
 of tax                              -         (0.01)            *             -         (0.01)           *
Certain significant
 items --net
 of tax                           0.02          0.03           (33)         0.28          0.04          600
Adjusted diluted
 earnings per
 common share               $     0.51    $     0.55            (7)   $     1.51    $     1.54           (2)

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1. The above reconciliation presents the three-month and nine-month periods ended October 2, 2005 and September 26, 2004. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 28, 2005 and August 22, 2004.
2. Adjusted Income and Adjusted diluted earnings per common share as shown above reflect the following items:

                                     Third Quarter               Nine Months
                               ------------------------    ------------------------
(millions of dollars)             2005          2004          2005          2004
----------------------------   ----------    ----------    ----------    ----------
Purchase accounting
 adjustments, pre-tax:
  In-process research
   and development
   charges (a)                 $    1,390    $        -    $    1,652    $      955
  Intangible
   amortization
   and other (b)                      811           827         2,494         2,450
  Total purchase
   accounting
   adjustments,
   pre-tax
  Total purchase
   accounting
   adjustments, pre-tax             2,201           827         4,146         3,405
  Income taxes                       (238)         (306)         (745)         (847)
    Total purchase
     accounting
     adjustments--net
     of tax                         1,963           521         3,401         2,558
Merger-related costs,
 pre-tax:
  Integration costs (c)                93           113           390           367
  Restructuring costs (c)              61            77           232           359
  Total merger-related
   costs, pre-tax                     154           190           622           726
  Income taxes                        (87)          (78)         (225)         (263)
    Total merger-related
     costs--net of tax                 67           112           397           463
Discontinued operations,
 pre-tax:
  Loss/(income) from
   discontinued
   operations (d)                      10             3            44           (42)
  Gains on sales of
   discontinued businesses
   and product lines (d)               (7)          (65)          (72)          (68)
  Total discontinued
   operations, pre-tax                  3           (62)          (28)         (110)
  Income taxes                         10            19            21            35
    Total discontinued
     operations--net
     of tax                            13           (43)           (7)          (75)
Certain significant items,
 pre-tax
  Asset impairment charges
   and other costs
   associated with the
   suspension of selling
   Bextra (e)                           3             -         1,216             -
  Litigation charge (f)                 -           369             -           369
  Operating results of
   divested legacy
   Pharmacia research
   facility (g)                         -             -             -            64
  Restructuring charges
   - Adapting to
   Scale (c)                          153             -           174             -
  Implementation
   costs - Adapting
   to Scale (h)                       104             -           136             -
  Total certain
   significant items,
   pre-tax                            260           369         1,526           433
  Income taxes                        (81)         (140)         (547)         (164)
  Resolution of certain
   tax positions (i)                    -             -          (586)            -
  Tax impact for the
   repatriation of
   foreign earnings (i)                 -             -         1,699             -
  Total certain
   significant items--net
   of tax                             179           229         2,092           269

Total purchase accounting
 adjustments, merger-related
 costs, discontinued
 operations, and certain
 significant items--net
 of tax                        $    2,222    $      819    $    5,883    $    3,215

(a) Included in Merger-related in-process research and development charges.
(b) Included primarily in Amortization of intangible assets.
(c) Included in Restructuring charges and merger-related costs.
(d) Included in Discontinued operations--net of tax.
(e) Included in Selling, informational and administrative expenses ($3 million) for the three months ended October 2, 2005, and included in Cost of sales ($56 million), Selling, informational and administrative expenses ($8 million) and Other (income)/deductions-net ($1.2 billion) for the nine months ended October 2, 2005.
(f) Included in Other (income)/deductions-net. (g) Included in Research and development expenses.
(h) Included in Cost of sales ($36 million), Selling, informational and administrative expenses ($60 million), and Research and development expenses ($8 million) for the three months ended October 2, 2005, and included in Cost of sales ($37 million), Selling, informational and administrative expenses ($81 million), and Research and development expenses ($18 million) for the nine months ended October 2, 2005.
(i) Included in Provision for taxes on income.

                       PFIZER INC AND SUBSIDIARY COMPANIES
               RECONCILIATION FROM HUMAN HEALTH REPORTED REVENUES
                        TO HUMAN HEALTH ADJUSTED REVENUES
                                   (UNAUDITED)

(millions of dollars)

                                                               Worldwide
                            -------------------------------------------------------------------------------
                                  Third Quarter                              Nine Months
                            ------------------------     % Incr./     ------------------------    % Incr./
                               2005          2004         (Decr.)        2005          2004        (Decr.)
                            ----------    ----------    ----------    ----------    ----------   ----------
Total Human Health
 revenues                   $   10,552    $   11,288            (7)   $   32,629    $   33,033           (1)
Celebrex                           446           797           (44)        1,258         2,294          (45)
Bextra                             (73)          324             *           (59)          869            *
Dynastat                             7            13           (51)           26            31          (16)
Accupril/Accuretic                  77           157           (51)          250           501          (50)
Neurontin                          155           764           (80)          498         2,243          (78)
Diflucan                           103           217           (52)          370           805          (54)
Human Health
 adjusted revenues(1)       $    9,837    $    9,016             9    $   30,286    $   26,290           15

                                                                  U.S.
                            -------------------------------------------------------------------------------
                                  Third Quarter                              Nine Months
                            ------------------------     % Incr./     ------------------------    % Incr./
                               2005          2004         (Decr.)        2005          2004        (Decr.)
                            ----------    ----------    ----------    ----------    ----------   ----------
Total Human Health
 revenues                   $    5,609    $    6,619           (15)   $   17,203    $   18,967           (9)
Celebrex                           339           583           (42)          911         1,645          (45)
Bextra                             (64)          284             *           (81)          771            *
Dynastat                             0             0             -             0             0            -
Accupril/Accuretic                  15            91           (84)           47           297          (84)
Neurontin                           41           632           (93)          133         1,846          (93)
Diflucan                           (20)           87             *           (16)          415            *
Human Health
 adjusted revenues(1)       $    5,298    $    4,942             7    $   16,209    $   13,993           16

                                                             International
                            -------------------------------------------------------------------------------
                                  Third Quarter                              Nine Months
                            ------------------------     % Incr./     ------------------------    % Incr./
                               2005          2004         (Decr.)        2005          2004        (Decr.)
                            ----------    ----------    ----------    ----------    ----------   ----------
Total Human Health
 revenues                   $    4,943    $    4,669             6    $   15,426    $   14,066           10
Celebrex                           107           214           (50)          347           649          (46)
Bextra                              (9)           40             *            22            98            *
Dynastat                             7            13           (51)           26            31          (16)
Accupril/Accuretic                  62            66            (4)          203           204            -
Neurontin                          114           132           (14)          365           397           (8)
Diflucan                           123           130            (5)          386           390           (1)
Human Health
 adjusted revenues(1)       $    4,539    $    4,074            11    $   14,077    $   12,297           14

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

(1) Human Health adjusted revenues, which excludes the revenues of selective COX-2 inhibitors and major products which have lost exclusivity in the U.S. since the beginning of 2004, is an alternative view of our Human Health revenue performance and we believe that investors' understanding of Human Health revenue growth is enhanced by disclosing this performance measure. Neurontin, Diflucan and Accupril/Accuretic recently lost their U.S. exclusivity and, as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Celebrex and Bextra, as a result of a recent regulatory evaluation of the risks and benefits of all COX-2 medicines, have also experienced a significant decline in sales. Specifically, the regulatory review of and conclusions regarding Celebrex have resulted in declining sales as physicians evaluate the evolving information on the risks and benefits of all NSAIDs and revised labeling, and on April 7, 2005, the FDA requested the suspension of Bextra sales and marketing based on its assessment of an unfavorable risk/benefit profile due to the additional increased risk of rare, serious skin reactions compared to other NSAIDs. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Human Health product portfolio. Because of its non-standardized definition, this adjusted Human Health revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be, viewed as a substitute for the U.S. GAAP comparison of Human Health revenue growth.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               THIRD QUARTER 2005
                                   (UNAUDITED)
                              (millions of dollars)

                                  WORLDWIDE                           U.S.                       INTERNATIONAL
                       ------------------------------   ------------------------------   ------------------------------
                                                 %                                %                                %
                         2005       2004        Chg       2005       2004        Chg       2005       2004        Chg
                       --------   --------   --------   --------   --------   --------   --------   --------   --------
TOTAL
 REVENUES                12,189     12,831         (5)     6,395      7,377        (13)     5,794      5,454          6

HUMAN
 HEALTH                  10,552     11,288         (7)     5,609      6,619        (15)     4,943      4,669          6

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES                4,467      4,251          5      2,394      2,324          3      2,073      1,927          8

  LIPITOR                 2,897      2,738          6      1,739      1,725          1      1,158      1,013         14
  NORVASC                 1,131      1,036          9        546        471         16        585        565          4
  CARDURA                   132        150        (12)         2          1         29        130        149        (12)
  ACCUPRIL/
  ACCURETIC                  77        157        (51)        15         91        (84)        62         66         (4)
  CADUET                     48          5        927         47          4         M+          1          1          -

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS               1,590      2,090        (24)       966      1,490        (35)       624        600          4

  ZOLOFT                    807        802          1        647        637          1        160        165         (3)
  NEURONTIN                 155        764        (80)        41        632        (93)       114        132        (14)
  GEODON                    148        125         18        121        104         17         27         21         22
  XANAX/XR                  101        100          -         36         38         (4)        65         62          3
  ARICEPT**                  85         77         11          0          0          -         85         77         10
  LYRICA                     80          2         M+         29          0          *         51          2         M+
  RELPAX                     67         47         42         44         29         52         23         18         27

- ARTHRITIS
  AND PAIN                  545      1,274        (57)       323        899        (64)       222        375        (41)

  CELEBREX                  446        797        (44)       339        583        (42)       107        214        (50)
  BEXTRA                    (73)       324          *        (64)       284          *         (9)        40          *

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES                1,073      1,015          6        533        545         (2)       540        470         15

  ZITHROMAX                 402        339         19        309        254         22         93         85          9
  ZYVOX                     157        120         30        109         85         29         48         35         35
  VFEND                     106         69         54         35         29         23         71         40         76
  DIFLUCAN                  103        217        (52)       (20)        87          *        123        130         (5)

- UROLOGY                   629        647         (3)       352        388         (9)       277        259          7

  VIAGRA                    386        403         (4)       186        217        (14)       200        186          7
  DETROL/
  DETROL LA                 231        231          -        160        166         (3)        71         65          9

- ONCOLOGY                  507        368         38        193        157         23        314        211         49

  CAMPTOSAR                 229        126         81        119        112          6        110         14        670
  ELLENCE                    86         86          -         18         15         27         68         71         (6)
  AROMASIN                   63         39         61         22         12         91         41         27         49

- OPHTHALMOLOGY             338        304         11        110        105          4        228        199         15

  XALATAN/
  XALACOM                   338        304         11        110        105          4        228        199         15

- ENDOCRINE
  DISORDERS                 262        226         16         85         69         23        177        157         13

  GENOTROPIN                200        176         14         59         46         30        141        130          8

- ALL OTHER                 874        919         (5)       495        530         (6)       379        389         (3)

  ZYRTEC/
  ZYRTEC D                  338        333          2        338        333          2          0          0          -

- ALLIANCE
  REVENUE
  (Aricept,
  Macugen,
  Mirapex,
  Olmetec,
  Rebif and
  Spiriva)                  267        194         38        158        112         41        109         82         34

CONSUMER
 HEALTHCARE                 921        851          8        493        453          9        428        398          8

ANIMAL
 HEALTH                     503        475          6        228        231         (1)       275        244         12

OTHER ***                   213        217         (2)        65         74        (14)       148        143          4

* - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Capsugel and Pfizer CenterSource .

M+ - Change greater than one-thousand percent.

Certain amounts and percentages may reflect rounding adjustments.

Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                                NINE MONTHS 2005
                                   (UNAUDITED)
                              (millions of dollars)

                                  WORLDWIDE                           U.S.                       INTERNATIONAL
                       ------------------------------   ------------------------------   ------------------------------
                                                 %                                %                                %
                         2005       2004        Chg       2005       2004        Chg       2005       2004        Chg
                       --------   --------   --------   --------   --------   --------   --------   --------   --------
TOTAL
 REVENUES                37,705     37,593          -     19,558     21,122         (7)    18,147     16,471         10

HUMAN
 HEALTH                  32,629     33,033         (1)    17,203     18,967         (9)    15,426     14,066         10

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES               13,664     12,335         11      7,249      6,447         12      6,415      5,888          9

  LIPITOR                 8,829      7,598         16      5,332      4,612         16      3,497      2,986         17
  NORVASC                 3,462      3,210          8      1,608      1,372         17      1,854      1,838          1
  CARDURA                   441        459         (4)         4          5        (15)       437        454         (4)
  ACCUPRIL/
  ACCURETIC                 250        501        (50)        47        297        (84)       203        204          -
  CADUET                    121         35        249        116         34        241          5          1        706

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS               4,718      6,072        (22)     2,792      4,304        (35)     1,926      1,768          9

  ZOLOFT                  2,448      2,402          2      1,920      1,889          2        528        513          3
  NEURONTIN                 498      2,243        (78)       133      1,846        (93)       365        397         (8)
  GEODON                    430        324         33        352        267         32         78         57         37
  XANAX/XR                  306        272         13        105         85         23        201        187          8
  ARICEPT**                 255        222         15          0          0          -        255        222         15
  RELPAX                    170        114         49        104         66         58         66         48         36
  LYRICA                    139          2         M+         29          0          *        110          2         M+

- ARTHRITIS
  AND PAIN                1,729      3,596        (52)       975      2,500        (61)       754      1,096        (31)

  CELEBREX                1,258      2,294        (45)       911      1,645        (45)       347        649        (46)
  BEXTRA                    (59)       869          *        (81)       771          *         22         98          *

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES                3,657      3,375          8      1,936      1,888          3      1,721      1,487         16

  ZITHROMAX               1,623      1,176         38      1,235        848         46        388        328         19
  ZYVOX                     453        328         38        320        239         34        133         89         51
  DIFLUCAN                  370        805        (54)       (16)       415          *        386        390         (1)
  VFEND                     285        203         40        100         85         18        185        118         56

- UROLOGY                 1,958      1,865          5      1,086      1,078          1        872        787         11

  VIAGRA                  1,215      1,208          1        590        638         (8)       625        570         10
  DETROL/
  DETROL LA                 705        619         14        482        426         13        223        193         15

- ONCOLOGY                1,499      1,049         43        535        446         20        964        603         60

  CAMPTOSAR                 674        365         85        346        326          6        328         39        741
  ELLENCE                   273        254          7         56         48         16        217        206          5
  AROMASIN                  176         94         88         60         23        157        116         71         65

- OPHTHALMOLOGY           1,011        874         16        316        296          7        695        578         20

  XALATAN/
  XALACOM                 1,011        874         16        316        296          7        695        578         20

- ENDOCRINE
  DISORDERS                 783        668         17        255        215         19        528        453         16

  GENOTROPIN                604        535         13        178        151         18        426        384         11

- ALL OTHER               2,853      2,723          5      1,625      1,535          6      1,228      1,188          4

  ZYRTEC/
  ZYRTEC D                1,035        938         10      1,035        938         10          0          0          -

- ALLIANCE
  REVENUE
  (Aricept,
  Macugen,
  Mirapex,
  Olmetec,
  Rebif and
  Spiriva)                  757        476         59        434        258         68        323        218         48

CONSUMER
 HEALTHCARE               2,835      2,524         12      1,439      1,290         12      1,396      1,234         13

ANIMAL
 HEALTH                   1,576      1,387         14        710        647         10        866        740         17

OTHER ***                   665        649          2        206        218         (5)       459        431          6

* - Calculation not meaningful.

** - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Capsugel and Pfizer CenterSource.

M+ - Change greater than one-thousand percent.

Certain amounts and percentages may reflect rounding adjustments.

Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                       SUPPLEMENTAL FINANCIAL INFORMATION

    1)  Impact of Foreign Exchange on Revenues

    The weakness of the U.S. dollar relative to other currencies, most significantly the euro and the Canadian dollar, in the third quarter of 2005 compared to the third quarter of 2004, favorably impacted third-quarter 2005 revenues by $175 million, or 1.4%. The weakness of the U.S. dollar relative to other currencies, primarily the euro, Canadian dollar, Japanese yen, and British pound, in the first nine months of 2005 compared to the first nine months of 2004, favorably impacted nine-month 2005 revenues by $909 million, or 2.4%.

    Due to the recent strengthening of the U.S. dollar versus the major foreign currencies, foreign exchange, at current rates, is not expected to have a material impact on year-over-year revenue comparisons for the fourth quarter of 2005.

    2)  Cost of Sales Increase

    Cost of sales in the third quarter of 2005 increased 16% compared to the third quarter of 2004, and cost of sales as a percentage of revenues was 15.7% in the third quarter of 2005, compared to 12.8% in the third quarter of 2004. These increases reflect unfavorable geographic, segment, and product mix and adverse changes in production volume, among other factors, partially offset by a favorable impact from foreign exchange. Cost of sales for the first nine months of 2005 increased by 19% compared to the first nine months of 2004, and cost of sales as a percentage of revenues was 16.4% for the first nine months of 2005 and 13.8% for the first nine months of 2004. These increases reflect unfavorable geographic, segment, and product mix; adverse changes in production volume; and foreign exchange, among other factors. Cost of sales as a percentage of revenues will remain under pressure through the remainder of 2005.

    3)  Costs Relating to Adapting to Scale Productivity Initiative

    Costs relating to the Adapting to Scale initiative were $257 million and $310 million, pre-tax, for the three months and nine months ended October 2, 2005. We expect the costs associated with this multi-year effort to continue through 2008. Total Adapting-to-Scale-related expenditures expected to be incurred through 2008 are estimated to be approximately $4 billion to $5 billion, on a pre-tax basis. These costs will include such charges as asset impairments, exit costs, accelerated depreciation charges (primarily associated with plant network optimization efforts), implementation costs (incremental costs of implementing the initiative primarily associated with systems integration activities and the expansion of certain shared support services), and severance costs (including the associated impacts to our benefit plans, such as from settlements and curtailments).

    4)  Other Income and Other Deductions

                                     Third Quarter               Nine Months
                               ------------------------    ------------------------
($ millions)                      2005          2004          2005          2004
----------------------------   ----------    ----------    ----------    ----------
Net Interest (Income)/
 Expense                       $      (89)   $        4    $     (159)   $        3
Various Litigation Matters              -           367             -           369
Impairment of
 Bextra-Related Long-Lived
 Assets                                 -             -         1,152             -
Royalties                            (101)          (87)         (267)         (238)
Gains on Disposals of
 Investments/Product Lines             (5)            -           (70)           (2)
Other, Net                             32            (1)           13             8
Other (Income)/Deductions-
 Net                           $     (163)   $      283    $      669    $      140

    Net interest income increased versus the prior year for the three months and nine months ended October 2, 2005, primarily due to higher average interest rates.

    In the third quarter of 2004, Pfizer recorded a litigation-related charge of $369 million related to the resolution of claims against Quigley Company, Inc., a wholly owned subsidiary of Pfizer.

    In connection with the decision to suspend sales of Bextra in the first quarter of 2005, we recorded a charge of $1.1 billion relating to the impairment of Bextra's intangible assets for developed technology rights and the write-off of machinery and equipment of $7 million.

    Royalty income primarily relates to licensed medications for cardiovascular and metabolic diseases and ophthalmic conditions.

    5)  Effective Tax Rate on Adjusted Earnings

    The effective tax rate in calculating adjusted income* for 2005 is now projected to be 22.3%. The reduction from the previous projection of 23% is driven by changes in product and geographic mix.

    6)  Tax Impact on Repatriation of Foreign Earnings

    Pfizer's reported net income for the first nine months of 2005 was adversely impacted by a net charge of $1.7 billion ($.23 per share) in connection with our decision to repatriate approximately $36.7 billion in foreign earnings.

    7) Reconciliation of Forecasted 2005 Adjusted Income* and Adjusted Diluted EPS* to Forecasted 2005 Reported Net Income and Reported Diluted EPS

($ billions, except per-share amounts)             Net Income     Diluted EPS
----------------------------------------------   -------------   -------------
Forecasted Adjusted Income*/Diluted EPS*         $14.2 - $14.4   $1.92 - $1.94
Intangible Amortization and Other                    (2.3)           (.32)
In-Process R&D Charges (Primarily
 Vicuron & Idun)                                     (1.7)           (.22)
Merger-Related Costs/Productivity-
 Initiative Costs                                     (.9)           (.13)
Equity Gains                                           .1             .02
Asset-Impairment Charges and Other Costs
 Associated with the Suspension of
 Selling Bextra                                       (.8)           (.10)
Tax Impact on Repatriation of Foreign Earnings       (1.7)           (.23)
Resolution of Certain Tax Positions                    .6             .08
Forecasted Reported Net Income/Diluted EPS        $7.5 - $7.7    $1.02 - $1.04

    Pfizer's estimates of 2005 reported net income of $7.5 billion to $7.7 billion and reported diluted earnings per share of $1.02 to $1.04, subject to the Disclosure Notice in this report, have been revised from the prior guidance of $9.1 billion and about $1.24. The revision is principally attributable to in-process R&D charges of $1.4 billion ($.19 per share) related to the acquisition of Vicuron during the third quarter of 2005 and revised expectations (reflective of a lower revenue outlook, partially offset by greater expected savings associated with the Adapting to Scale productivity initiative and other expense revisions, and a lower effective tax rate), partially offset by anticipated gains on the sale of equity investments.

    8)  Share-Purchase Program

    We believe that purchase of our stock is an excellent investment opportunity. Since the beginning of 1999, Pfizer has purchased more than $35 billion of its common stock. In the second quarter of 2005, the company completed the $5 billion share-purchase program authorized in October 2004. On June 23, 2005, Pfizer announced the authorization of a new $5 billion share-purchase program. At the end of the third quarter of 2005, Pfizer had purchased approximately 4.3 million shares valued at approximately $111 million under the new program. The company has purchased nearly 126 million shares of common stock, valued at $3.4 billion, during 2005. We remain committed to completing this new $5 billion share-purchase program.